                                                                     Exhibit (1)

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     This Amendment dated December 29, 1997 ("Amendment") to the Preferred Shares Rights Agreement ("Agreement"), dated as of December 6, 1996, is between Heartstream, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

     Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

     The Agreement is hereby amended as follows:

     1.   Section 1(a) shall be amended by inserting the following at the end of
          Section 1(a):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Hewlett-Packard Company ("Parent"), Whistler Acquisition Corporation ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to this Agreement solely by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of December 29, 1997 among Parent, Sub and the Company (the "Merger Agreement"), or the announcement or consummation of the Merger (as defined in the Merger Agreement)."

     2.   Section 1(m) shall be amended by inserting the following at the end of
          Section 1(m).

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the approval, execution or delivery of the Merger Agreement or the announcement or consummation of the Merger."

     3. Section 1(s) shall be amended and restated in its entirety to read as follows:

               "(s)   "FINAL EXPIRATION DATE" shall mean the earlier of (i)
          immediately prior to the Effective Time (as defined in the Merger Agreement) or (ii) the Close of Business on December 6, 2006."

     4. Section 1(r) shall be amended and restated in its entirety to read as follows:

               "(r)   "EXPIRATION DATE" shall mean the earlier of: (i)
          immediately prior to the Effective Time (as defined in the Merger Agreement), (ii) the Close of Business on the Final Expiration Date,
          (iii) the Redemption Date, (iv) consummation of any transaction contemplated by Section 13(f) hereof, or (v) the time at which the Board of Directors orders the exchange of the Rights as provided in
          Section 24 hereof."

     5. Section 1(jj) shall be amended by inserting the following at the end of Section 1(jj).

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the approval, execution or delivery of the Merger Agreement or the announcement or consummation of the Merger."

     6. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8. As amended hereby, the Agreement shall remain in full force and effect.

HEARTSTREAM, INC.



By: /s/ Alan Levy
   --------------------------------------
   Alan Levy
   Chief Executive Officer


Attest: /s/ James R. Shay
       ----------------------------------
       James R. Shay
       Secretary


CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
AS RIGHTS AGENT


By: /s/ Dennis Treibel
   --------------------------------------
   Signature of Authorized Signatory



                                      -7-